Exhibit 99.1

NEWS

Contact: Daniel Molinaro

281-823-4941

FOR IMMEDIATE RELEASE

NOW Inc. Announces Fourth Quarter and Full Year 2014 Earnings

HOUSTON, TX, February 23, 2015—NOW Inc. (NYSE: DNOW) reported that for its fourth quarter ended December 31, 2014 it earned net income of $16 million, or $0.14 per fully diluted share. Revenue reported for the full year 2014 was $4,105 million, and net income was $116 million, or $1.06 per fully diluted share.

Revenue for the fourth quarter decreased 6.0 percent sequentially to $1,006 million. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the fourth quarter of 2014 was $31 million or 3.1% of sales.

Robert Workman, President and CEO of NOW Inc., commented, “2014 marked an adventurous year for DistributionNOW. The year started with excitement from our spin-off from National Oilwell Varco and the creation of our own stand-alone publicly traded company. Simultaneously, we implemented a new ERP system and integrated three very large distribution businesses. While these efforts consumed more resources and time than anticipated, we believe that much of that work is behind us now. Despite that noise, and the more recent bearish sentiment in the market, our employees have remained resilient and I couldn’t be more proud. We have accomplished a lot over the past twelve months, and I am looking forward to using that experience into the new year.

“Moving into 2015, we will take a measured approach to successfully navigate the next few quarters and beyond. While the timing of the recovery is uncertain, our healthy balance sheet positions us well to pursue strategic opportunities that are now presenting themselves in this challenging environment. We will be disciplined, but nimble and proceed with diligence as we execute our long-term growth strategy.”

United States

Fourth quarter revenue for the United States was $679 million, a decrease of 9.2 percent from the third quarter of 2014 and an increase of 0.4 percent from the fourth quarter of 2013. The sequential revenue decrease resulted from normal seasonal decline paired with negative customer outlook as oil prices dropped sharply in the period.

Canada

Fourth quarter revenue for Canada was $180 million, an increase of 4.0 percent from the third quarter of 2014 and a decrease of 7.7 percent from the fourth quarter of 2013. The increase in sequential revenue was driven by the seasonal uptick in the market as well as further realization of benefits related to the ERP consolidation.

International

Fourth quarter revenue for the International segment was $147 million, a decrease of 1.3 percent from the third quarter of 2014 and a decrease of 13.5 percent from the fourth quarter of 2013. Sequential revenue grew strongly in the Middle East, but was offset by reduced export shipments as drilling contractors eased spending in the quarter.

The Company has scheduled a conference call for February 23, 2015, at 8:00 a.m. Central Time to discuss fourth quarter and 2014 results. The call will be broadcast through the Investor Relations link on NOW Inc.’s web site at www.distributionnow.com, on a listen-only basis. A replay of the call will be available on the site for thirty days following the conference. Participants may also join the conference call by dialing 1-800-446-1671 within North America or 1-847-413-3362 outside of North America five to ten minutes prior to the scheduled start time and asking for the “NOW Inc. Earnings Conference Call.”

NOW Inc. is one of the largest distributors to energy and industrial markets on a worldwide basis, with a legacy of over 150 years. NOW Inc. operates primarily under the DistributionNOW and Wilson Export brands. Through its network of over 300 locations and approximately 5,000 employees worldwide, NOW Inc. offers a comprehensive line of products and solutions for the upstream, midstream and downstream energy and industrial sectors. Our locations provide products and solutions to exploration and production companies, energy transportation companies, refineries, chemical companies, utilities, manufacturers and engineering and construction companies.

Statements made in this press release that are forward-looking in nature are intended to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to documents filed by NOW Inc. with the U.S. Securities and Exchange Commission, which identify significant risk factors which could cause actual results to differ from those contained in the forward-looking statements.

NOW INC.

CONSOLIDATED BALANCE SHEETS

(In millions, except share data)

	December 31, 2014	December 31, 2013
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$195	$101
Receivables, net	851	661
Inventories, net	949	850
Deferred income taxes	22	21
Prepaid and other current assets	30	29

Total current assets	2,047	1,662

Property, plant and equipment, net	124	102
Deferred income taxes	2	15
Goodwill	346	333
Intangibles, net	73	68
Other assets	4	3

Total assets	$2,596	$2,183

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$490	$264
Accrued liabilities	125	99
Accrued income taxes	5	—

Total current liabilities	620	363

Deferred income taxes	10	16
Other liabilities	—	2

Total liabilities	630	381

Commitments and contingencies

Stockholders’ equity:
Preferred stock - par value $0.01; 20 million shares authorized; no shares issued and outstanding	—	—
Common stock - par value $0.01; 330 million shares authorized; 107,067,457 shares issued and outstanding	1	—
Additional paid-in capital	1,952	—
National Oilwell Varco, Inc. (“NOV”) net investment	—	1,802
Retained earnings	58	—
Accumulated other comprehensive income (loss)	(45)	—

Total stockholders’ equity	1,966	1,802

Total liabilities and stockholders’ equity	$2,596	$2,183

NOW INC.

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(In millions, except per share data)

	Three Months Ended December 31		Years Ended December 31
	2014	2013	2014	2013

Revenue	$1,006	$1,041	$4,105	$4,296
Operating expenses:
Cost of products	801	844	3,286	3,499
Operating and warehousing costs	110	104	425	412
Selling, general and administrative	69	43	213	161

Operating profit	26	50	181	224
Other income (expense)	(2)	(2)	(3)	(2)

Income before income taxes	24	48	178	222
Provision for income taxes	8	14	62	75

Net income	$16	$34	$116	$147

Earnings per share:
Basic earnings per common share	$0.15	$0.32	$1.07	$1.37

Diluted earnings per common share	$0.14	$0.32	$1.06	$1.37

Weighted-average common shares outstanding, basic	107	107	107	107

Weighted-average common shares outstanding, diluted	108	107	108	107

NOW INC.

SUPPLEMENTAL INFORMATION

NET INCOME TO EBITDA RECONCILIATION (UNAUDITED)

(In millions)

	Three Months Ended December 31		Years Ended December 31
	2014	2013	2014	2013

Net income (1)	$16	$34	$116	$147
Interest, net (2)	—	—	(1)	—
Tax provision	8	14	62	75
Depreciation and amortization	7	5	21	17

EBITDA	$31	$53	$198	$239

EBITDA % (3)	3.1%	5.1%	4.8%	5.6%

(1)	We believe that net income is the financial measure calculated and presented in accordance with U.S. generally accepted accounting principles that is most directly comparable to EBITDA.
(2)	Interest, net was less than one million dollars for the three months ended December 31, 2014.
(3)	EBITDA % is defined as EBITDA divided by Revenue.

BUSINESS SEGMENTS (UNAUDITED)

(In millions)

	Three Months Ended December 31		Years Ended December 31
	2014	2013	2014	2013
Revenue:
United States	$679	$676	$2,793	$2,863
Canada	180	195	669	773
International	147	170	643	660

Total revenue	$1,006	$1,041	$4,105	$4,296